Supplement Dated November 14, 2014	Rule 424(b)(3)
(To Prospectus Supplement Dated August 10, 2012 and Prospectus Dated July 3, 2012)	File No. 333-182527

GENERAL ELECTRIC CAPITAL CORPORATION

GE Interest Plus

Variable Denomination Floating Rate Notes

Effective November 12, 2014, all matters relating to the GE Interest Plus Program that have been administered or decided by the GE Interest Plus Committee will be directly administered by one or more Assistant Treasurers or other members of management of General Electric Capital Corporation, as determined from time to time by the Board of Directors of General Electric Capital Corporation.